Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-178003, No. 333-193187, No. 333-193203 and No. 333-134069; Form S-3D No. 333-156051; and Forms S-8 No. 333-186816, No. 333-166922, and No. 333-174300) of Parkway Properties, Inc. and in the related Prospectuses of our reports dated February 25, 2015 with respect to the consolidated financial statements and schedules of Parkway Properties, Inc. and the effectiveness of internal control over financial reporting of Parkway Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/Ernst & Young LLP
Houston, Texas
February 25, 2015